Exhibit 10.4
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24b-2

CONTRIBUTION AGREEMENT
by and among
CELULARITY, INC.,
TNK THERAPEUTICS, INC.
and
SORRENTO THERAPEUTICS, INC.
Dated: June 12, 2017

Page

ARTICLE I	DEFINITIONS; INTERPRETATION 1

Section 1.1	Definitions 1

Section 1.2	Interpretation and Rules of Construction 7

ARTICLE II	CONTRIBUTION 8

Section 2.1	Contribution 8

Section 2.2	Allocation 8

ARTICLE III	CLOSING; DELIVERIES 9

Section 3.1	Closing 9

Section 3.2	Consideration 9

Section 3.3	Celularity Closing Deliveries 9

Section 3.4	TNK Closing Deliveries 9

Section 3.5	Withholding 10

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF TNK 10

Section 4.1	Organization, Qualification and Organizational Power 10

Section 4.2	Authorization; Binding Effect 11

Section 4.3	Approvals and Consents 11

Section 4.4	Brokerage 11

Section 4.5	No Violation; Litigation or Regulatory Action 11

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(continued)
Page

Section 4.6	Investment Related Representations and Warranties 12

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SORRENTO 13

Section 5.1	Organization, Qualification and Organizational Power 13

Section 5.2	Authorization; Binding Effect 13

Section 5.3	Approvals and Consents 13

Section 5.4	Brokerage 14

Section 5.5	Litigation 14

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF CELULARITY 14

Section 6.1	Organization, Qualification and Organizational Power 14

Section 6.2	Authorization; Binding Effect 14

Section 6.3	Approvals and Consents 15

Section 6.4	Brokerage 15

Section 6.5	Capitalization 15

Section 6.6	No Violation; Litigation or Regulatory Action 15

Section 6.7	Directors 16

ARTICLE VII	COVENANTS 16

Section 7.1	Conduct of Business 16

Section 7.2	Access and Certain Information 17

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(continued)
Page

Section 7.3	Public Announcements 17

Section 7.4	Transaction Expenses 17

Section 7.5	Further Assurances 17

Section 7.6	Cooperation and Exchange of Information 18

Section 7.7	“Market Stand-Off” Agreement 18

Section 7.8	Further Limitations on Disposition 19

Section 7.9	Financing 19

Section 7.10	Joint Program Agreement; Manufacturing Agreement 19

ARTICLE VIII	CONDITIONS TO THE CLOSING 20

Section 8.1	Conditions to Obligations of each of the Parties to Closing 20

Section 8.2	Conditions to Celularity’s Obligation 20

Section 8.3	Conditions to TNK’s and Sorrento’s Obligations 21

ARTICLE IX	TERMINATION 22

Section 9.1	Termination 22

Section 9.2	Effect of Termination 23

ARTICLE X	INDEMNIFICATION 23

Section 10.1	Indemnification 23

Section 10.2	Direct Claims 23

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(continued)
Page

Section 10.3	Matters Involving Third Party Claims 24

Section 10.4	Limitations on Indemnification 25

ARTICLE XI	MISCELLANEOUS 27

Section 11.1	Confidentiality 27

Section 11.2	Consent to Amendments; Waiver 27

Section 11.3	Entire Agreement 27

Section 11.4	Successors and Assigns 27

Section 11.5	Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial 28

Section 11.6	Notices 28

Section 11.7	Schedules 29

Section 11.8	Counterparts 29

Section 11.9	Severability 29

Section 11.10	Time is of the Essence 30

Section 11.11	No Third-Party Beneficiaries 30

Section 11.12	No Strict Construction 30

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CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT (this “Agreement”) is made as of June 12, 2017 (the “Agreement Date”), by and among Sorrento Therapeutics, Inc., a Delaware corporation (“Sorrento”), TNK Therapeutics, Inc., Delaware corporation and a majority owned subsidiary of Sorrento (the “TNK”), and Celularity, Inc., a Delaware corporation (“Celularity”).
WHEREAS, TNK, Sorrento, and Celularity intend to provide for the contribution by TNK of the Contribution (as defined below) on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the respective boards of directors of each of Celularity, TNK, and Sorrento have (a) determined that this Agreement and the Contemplated Transactions (as defined below) are in the best interests of their respective companies and respective stockholders, and (b) authorized, approved and declared advisable this Agreement and the Contemplated Transactions;
WHEREAS, the board of directors of TNK and Celularity have also recommended the adoption of this Agreement and approval of the principal terms of the Contemplated Transactions by its stockholders; and
WHEREAS, in furtherance of the foregoing, the Parties desire to enter into the Transaction Documents (as hereinafter defined).
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1    Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
“Action” means any action, audit, claim, complaint, demand, hearing, litigation, mediation, proceeding, citation, summons, subpoena or suit, whether civil, criminal, administrative or judicial commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
“Affiliate” means, as to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” of a Person means (a) the power to vote, directly or indirectly, fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For purposes of this Agreement and the Transaction Documents, (i)

neither TNK nor Sorrento shall be deemed an Affiliate of Celularity, and (ii) Celularity shall not be deemed an Affiliate of TNK or Sorrento.
“Antitrust Law” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any foreign competition Law, and all other foreign or domestic Laws, decrees, administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New Jersey or the State of California, or is a day on which banking institutions located in New Jersey or California are authorized or required by Law or other governmental action to close.
“Celularity Common Stock” means the common stock of Celularity, par value $0.0001.
“Celularity Fundamental Representations” means the representations and warranties of Celularity in Section 6.1 (Organization, Qualification and Organizational Power), Section 6.2 (Authorization; Binding Effect), Section 6.3 (Approvals and Consents), Section 6.4 (Brokerage) and Section 6.5 (Capitalization).
“Celularity Material Adverse Effect” means any event, change, development, effect, condition, occurrence or state of facts that is materially adverse to the operations, financial condition or value of, or obligations in respect of, Celularity or that prevents or materially delays the ability of Celularity to timely perform its obligations under this Agreement or any Transaction Document or to consummate the Contemplated Transactions; provided, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Celularity Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Celularity Material Adverse Effect”: (a) events, circumstances, changes (including legal and regulatory changes) or effects that generally affect the industries or segments thereof in which Celularity operates, (b) general business, economic or political conditions (or changes therein) or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the Contemplated Transactions, or the announcement of the execution of, or any action taken pursuant to or in furtherance of, this Agreement or at the request of or by TNK, Sorrento or any of their Affiliates or Representatives, or (d) any event, circumstance, change or effect caused by acts of terrorism or war (whether or not declared) occurring after the Agreement Date, and provided, further, that, any event, circumstance, change or condition in each case of clause (a) and (b), will be considered in determining whether there has been a “Celularity Material Adverse Effect” to the extent it materially and adversely disproportionately affects Celularity taken as a whole, relative to other businesses operating in the industries or segments thereof in which Celularity operates.
“Celularity Shares” means that number of shares of Celularity’s Series A Preferred Stock equal to 25.0% of Celularity’s outstanding shares of capital stock on the Closing Date, calculated on a fully-diluted basis after giving effect to (i) the issuance of such shares of

Celularity’s Series A Preferred Stock to TNK and assuming full exercise of all outstanding options, warrants and other rights to purchase capital stock of Celularity and full conversion of all securities convertible into capital stock of Celularity and including all shares reserved or authorized for issuance under Celularity’s equity or other plans, (ii) the issuance of Celularity securities pursuant to the Merger Agreement, (iii) the issuance of Celularity securities pursuant to the Financing, and (iv) the issuance of any Celularity securities pursuant to the […***…] Acquisition; provided, however, that the foregoing shall not give effect to any contingent warrants issued to Investors in the Financing that are exercisable in connection with Celularity’s initial public offering in the event the initial public offering is not priced at an agreed upon multiple (the “Warrants”) as long as the equity ownership levels of all holders of Celularity securities (excluding in their capacity as Warrants holders) are diluted on a pro rata basis by such Warrants.
“Celularity Transaction Expenses” means, without duplication, (a) the aggregate third party legal, accounting, consulting, investment banking, financial advisory, brokerage and other third party fees and expenses incurred by or on behalf of Celularity in connection with this Agreement, the Transaction Documents and the Contemplated Transactions; and (b) one-half of all fees and expenses associated with obtaining necessary or appropriate consents of any Government Entities pursuant to the HSR Act or any other Antitrust Law in connection with the Contemplated Transactions.
“Closing Celularity Share Price” means the lowest price per share at which Celularity issues and sells shares of preferred stock in the Financing (as adjusted for any stock splits, reverse stock splits or similar events following the closing of the Financing).
“Code” means the Internal Revenue Code of 1986, as amended.
“Contemplated Transactions” means the transactions contemplated by this Agreement, including the Transaction Documents.
“Contract” means any agreement, contract, license, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.
“Financing” means the issuance and sale Series A Preferred Stock in one or more capital-raising transactions (including the conversion of outstanding indebtedness other than the Sorrento Note), which results in gross cash proceeds to Celularity of not less than $[…***…].
“Fundamental Representations” means the TNK Fundamental Representations and the Celularity Fundamental Representations.
“Governmental Entity” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality, regulatory or administrative body or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court or tribunal.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“IRS” means the United States Internal Revenue Service.
“Joint Program Agreement” means that certain Joint Program Agreement to be entered into by and between TNK and Celularity.
“Knowledge” with respect to Sorrento or TNK means the knowledge of Dr. Henry Ji, and with respect to Celularity means the knowledge of Dr. Robert Hariri, in each case, including knowledge of those persons listed above that would be acquired by a reasonable person in discharging the job responsibilities of the position held by such individuals.
“Law” means any applicable federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, regulation, code, order, requirement or rule of law (including common law).
“License and Transfer Agreement” means that certain License and Transfer Agreement to be entered into by and between TNK and Celularity pursuant to which TNK will (i) license to Celularity the Licensed TNK Material and certain related technology, and (ii) effect a materials transfer to Celularity of the Licensed TNK Material, a transfer of certain specified related clinical data, if any, and a transfer of regulatory approvals, if any, in each case pursuant to the terms and conditions contained therein, which agreement will be in substantially the form of Exhibit A.
“Licensed TNK Material” shall have the meaning ascribed to such term in the License and Transfer Agreement.
“Lien” means any mortgage, pledge, lien, security interest or other encumbrance.
“Losses” means, with respect to any Person, the amount of any liabilities, costs, damages, deficiencies, Taxes, penalties, fines, settlements, judgments or other losses or expenses (including costs of investigation and defense and reasonable attorney and other professional advisor and consulting fees and expenses) incurred by such Person.
“Manufacturing Agreement” means that certain Manufacturing Agreement to be entered into by and between TNK and Celularity.
“Merger Agreement” means that certain Agreement and Plan of Merger, in substantially the form delivered to Sorrento and TNK on the date hereof, entered into or to be entered into by and between the Company, […***…] and […***…].

“Party” means each of Celularity, TNK, and Sorrento.
“Permitted Lien” means (a) Liens for Taxes not yet due and payable (excluding Liens arising under the Code), (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (c) in the case of real property, zoning, building, occupancy or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable Party, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.
“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or a Governmental Entity.
“Representative” means, with respect to a particular Person, any director, officer, employee, member, manager, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Services Agreement” means that certain Services Agreement to be entered into by and between TNK and Celularity.
“Sorrento Note” means that certain Promissory Note, dated as of October 31, 2016, in the original amount of up to $10,000,000, executed by Celularity in favor of Sorrento, as the same may be amended from time to time.
“Tax” or “Taxes” means (a) any and all U.S. federal, state, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, service, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, net worth, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, transfer and recording taxes, escheat, unclaimed property obligations, occupation, real or personal property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by the IRS or any other taxing authority in connection with any item described in clause (a).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case, filed with a Governmental Entity. For the avoidance of doubt, the term “Tax Return” shall not include any Tax Return filed with respect to any combined, consolidated, or unitary group other than a group whose sole members are TNK and any subsidiaries thereof.

“TNK Fundamental Representations” means the representations and warranties of TNK in Section 4.1 (Organization, Qualification and Organizational Power), Section 4.2 (Authorization; Binding Effect), Section 4.3 (Approvals and Consents), Section 4.4 (Brokerage) and Section 4.6 (Investment Related Representations and Warranties).
“TNK Material Adverse Effect” means any event, change, development, effect, condition, occurrence or state of facts that is materially adverse to the operations, financial condition or value of, or obligations in respect of, TNK or Sorrento, as applicable, or that prevents or materially delays the ability of TNK or Sorrento, as applicable, to timely perform its obligations under this Agreement or any Transaction Document or to consummate the Contemplated Transactions; provided, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “TNK Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “TNK Material Adverse Effect”: (a) events, circumstances, changes (including legal and regulatory changes) or effects that generally affect the industries or segments thereof in which TNK or Sorrento, as applicable, operates, (b) general business, economic or political conditions (or changes therein) or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the Contemplated Transactions, or the announcement of the execution of, or any action taken pursuant to or in furtherance of, this Agreement or at the request of or by Celularity or any of its Affiliates or Representatives, or (d) any event, circumstance, change or effect caused by acts of terrorism or war (whether or not declared) occurring after the Agreement Date, and provided, further, that, any event, circumstance, change or condition in each case of clause (a) and (b), will be considered in determining whether there has been a “TNK Material Adverse Effect” to the extent it materially and adversely disproportionately affects TNK or Sorrento, as applicable, taken as a whole, relative to other businesses operating in the industries or segments thereof in which TNK or Sorrento, as applicable, operates.
“TNK Transaction Expenses” means, without duplication, (a) the aggregate third party legal, accounting, consulting, investment banking, financial advisory, brokerage and other third party fees and expenses incurred by or on behalf of TNK in connection with this Agreement, the Transaction Documents and the Contemplated Transactions; (b) any such fees and expenses incurred by Sorrento or its Affiliates to be paid for by TNK; and (c) one-half of all fees and expenses associated with obtaining necessary or appropriate consents of any Government Entities pursuant to the HSR Act or any other Antitrust Law in connection with the Contemplated Transactions.
“Transaction Documents” means the License and Transfer Agreement, the Services Agreement, the Manufacturing Agreement, the Joint Program Agreement, and any other agreement, certificate, instrument or other document to be executed and delivered pursuant hereto which is expressly identified as a Transaction Document.
Additional Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Accounting Firm	2.2
Agreement	Preamble
Agreement Date	Preamble
Bankruptcy and Equity Exception	4.2
Celularity	Preamble
Celularity Indemnified Persons	10.1(a)
Closing	3.1
Closing Date	3.1
Contribution	2.1
Defaulting Party	9.2
Excluded Assets	2.1

[…***…] Acquisition	8.3(e)
Indemnified Person	10.2
Indemnifying Person	10.2
Initial Public Offering	7.7(a)
Investors	7.9
Notice of Claim	10.2
Objection Notice	10.2
Outside Date	9.1(b)
Securities Act	4.6(b)
Third Party Claim	10.3(a)
Third Party Notice	10.3(a)
Threshold	10.4(e)
TNK	Preamble
TNK Indemnified Persons	10.1(b)
Value	10.4(b)
Warrants	1.1
Section 1.2    Interpretation and Rules of Construction. Unless otherwise indicated to the contrary herein by the context or use thereof:
(a)    a capitalized term has the meaning assigned to it;
(b)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;
(c)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(d)    the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof;

* Confidential Treatment Requested

(e)    references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;
(f)    references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;
(g)    references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder;
(h)    all accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with United States generally accepted accounting principles as in effect from time to time.;
(i)
(j)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and
(k)    all references to “$” will be references to United States Dollars, and with respect to any Contract, obligation, liability, claim or document that is contemplated by this Agreement, but denominated in currency other than United States Dollars, the amounts described in such Contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement based on the noon buying rate in New York, as certified weekly by the Federal Reserve Bank of New York, in effect as of the applicable date of determination.
ARTICLE II
CONTRIBUTION
Section 2.1    Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, TNK shall execute and deliver to Celularity the Transaction Documents (such execution and delivery, the “Contribution”). Notwithstanding the foregoing or any other provision of this Agreement, the Parties agree that TNK is not selling, transferring, or conveying to Celularity any assets, rights, or properties other than to the extent as may be expressly and specifically set forth in the License and Transfer Agreement (such excluded assets, rights, and properties being referred to collectively in this Agreement as the “Excluded Assets”). For clarification, except as expressly set forth in the License and Transfer Agreement, all of the assets, rights, or properties of Sorrento, including any antibodies and all rights therein are Excluded Assets. Furthermore, the Parties agree that, except as set forth in the License and Transfer Agreement, Celularity is not assuming and shall not be liable for, any obligations or liabilities of TNK or Sorrento.
Section 2.2    Allocation. Within 75 days after the Closing, Celularity shall deliver to TNK a copy of its proposed determination for allocation of the value of the Celularity Shares (and other items which for U.S. federal tax purposes constitutes consideration paid for the Contribution) among

* Confidential Treatment Requested

the Contribution set forth in this Agreement, which allocation shall be made in a manner consistent with Section 1060 of the Code and the regulations thereunder. If TNK does not object by written notice within sixty (60) days of receipt of the proposed allocation, then such allocation shall be final, binding and conclusive for Tax purposes. If TNK disagrees with the proposed allocation, TNK shall, within sixty (60) days of receipt of the proposed allocation, provide written notice to Celularity of such disagreement and Celularity and TNK shall negotiate in good faith to resolve such disagreement for up to an additional thirty (30) days. If the allocation is not mutually agreed upon within such period, the Parties shall submit such disagreement to a mutually agreed upon independent recognized valuation firm or independent recognized accounting firm of nationally recognized standing that is not then, and has not been in the previous one year period, serving as an independent auditor for either Celularity or TNK mutually selected by the Parties (the “Accounting Firm”) for a decision that shall be rendered in a timely manner in order to permit the timely filing of all applicable Tax Returns. The Accounting Firm’s decision shall be final and binding on all Parties. The fees and expenses of the Accounting Firm shall be borne equally by TNK and Celularity. To the extent the consideration payable pursuant to this Agreement is adjusted in accordance with the terms hereof, Celularity and TNK shall reflect such changes in the allocation. The Parties agree to file all Tax Returns (including IRS Form 8594 and, if required, supplemental Forms 8594, in accordance with the instructions to Form 8594) and any other forms, reports or information statements required to be filed pursuant to Section 1060 of the Code and the applicable regulations thereunder, and any similar or corresponding provision of state or local Tax law, in a manner that is consistent with such allocation and to refrain from taking any position inconsistent therewith.
ARTICLE III
CLOSING; DELIVERIES
Section 3.1    Closing. Unless this Agreement shall have been validly terminated in accordance with Section 9.1, the closing of the Contribution (the “Closing”) shall occur within two (2) Business Days following the day on which the last of the conditions specified in Sections 8.1, 8.2 and 8.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date as the Parties may otherwise agree. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”
Section 3.2    Consideration. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Celularity shall issue to TNK the Celularity Shares and, in connection therewith, shall deliver (electronically) to TNK a copy of the certificate(s) issued in the name of TNK and representing the Celularity Shares.
Section 3.3    Celularity Closing Deliveries. At the Closing, Celularity shall deliver or cause to be delivered to TNK:
(a)    duly executed counterparts of each of the Transaction Documents to which Celularity or its Affiliates is a party;

(b)    a certificate of a senior executive officer (or such other authorized Person, as applicable) of Celularity, in a form reasonably acceptable to TNK, certifying as of the Closing as to the fulfillment of the conditions set forth in Sections 8.3(a) and (b) hereof;
(c)    a certificate of a senior executive officer (or such other authorized Person, as applicable) of Celularity, in a form reasonably acceptable to TNK, attaching a copy of (i) the unanimous written consent of the board of directors of Celularity and (ii) the written consent of the stockholders of Celularity, in each case authorizing the Contemplated Transactions; and
(d)    a certificate, dated within five (5) days prior to the Closing, of the Secretary of State of Delaware establishing that Celularity is in existence and good standing under the Laws of the State of Delaware.
Section 3.4    TNK Closing Deliveries. At the Closing, TNK shall deliver or cause to be delivered to Celularity:
(a)    duly executed counterparts of each of the Transaction Documents to which TNK, Sorrento, or their respective Affiliates is a party;
(b)    a certificate of a senior executive officer (or such other authorized Person, as applicable) of TNK, in a form reasonably acceptable to Celularity, certifying as of the Closing as to the fulfillment of the conditions set forth in Sections 8.2(a) and (b) hereof;
(c)    a certificate of a senior executive officer (or such other authorized Person, as applicable), of TNK attaching a copy of (i) the resolutions duly adopted by the board of directors of TNK and (ii) the written consent of the stockholders of TNK, in each case authorizing the Contemplated Transactions;
(d)    a certificate of a senior executive officer (or such other authorized Person, as applicable) of Sorrento attaching a copy of the resolutions duly adopted by the board of directors of Sorrento authorizing the Contemplated Transactions;
(e)    a certificate, dated within five (5) days prior to the Closing, of the Secretary of State of Delaware establishing that TNK is in existence and good standing under the Laws of the State of Delaware; and
(f)    a properly executed statement, dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b)(2) and in a form reasonably acceptable to Celularity, certifying that TNK is not a foreign person for purposes of Code Section 1445.
Section 3.5    Withholding. Celularity shall be entitled to withhold and deduct from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Celularity is required to deduct and withhold therefrom under the Code or any provision of state, local, or non-U.S. Tax Law, as and if applicable. Celularity shall timely deduct, withhold, and pay over any deducted or withheld amounts to the appropriate Governmental Entity and any such amounts that are so deducted or withheld and timely paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to TNK.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TNK
As a material inducement to Celularity entering into this Agreement and consummating the Contemplated Transactions, except as set forth in any disclosure schedules hereto, TNK hereby represents and warrants to Celularity, as of the Agreement Date and the Closing Date, as follows:
Section 4.1    Organization, Qualification and Organizational Power. TNK is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. TNK is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it and the operation of TNK’s business as currently conducted by it makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a TNK Material Adverse Effect. TNK has made available to Celularity or its counsel correct and complete copies of the certificate of incorporation and bylaws, including all amendments thereto, of TNK.
Section 4.2    Authorization; Binding Effect. The execution and delivery by TNK of this Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the Contemplated Transactions have been duly authorized by all requisite action on the part of TNK. This Agreement has been, and upon their execution the Transaction Documents shall have been, duly executed and delivered by TNK, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes, and upon their execution the Transaction Documents shall constitute, legal, valid and binding obligations of TNK which are enforceable against TNK in accordance with their respective terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at Law or in equity) (the “Bankruptcy and Equity Exception”).
Section 4.3    Approvals and Consents.
(a)    Except as may be required by the HSR Act and any other applicable Antitrust Laws, the execution, delivery and performance of this Agreement and each Transaction Document by TNK does not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, notification to or permit from, any Governmental Entity.
(b)    Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.3(a), and except as set forth on Schedule 4.3(b) or as may result from any facts or circumstances relating solely to Celularity, the execution, delivery and performance of this Agreement and the Transaction Documents by TNK does not and will not (i) violate, conflict with or result in the breach of the organizational documents of TNK or (ii) conflict with or violate any Law or Governmental Order applicable to TNK, except, in the case of clause (ii), as would not have a TNK Material Adverse Effect.
Section 4.4    Brokerage. TNK does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which Celularity or any of its Affiliates could become liable or obligated.
Section 4.5    No Violation; Litigation or Regulatory Action. Except as set forth on Schedule 4.5:
(a)    TNK is not now, and during the last three years has not been, subject to or bound by any Governmental Order challenging the Contemplated Transactions or against or affecting all or any portion of the Licensed TNK Material.
(b)    There are not now, nor since TNK’s incorporation has there been, any Actions pending or, to the Knowledge of TNK, threatened in writing against or involving TNK, challenging the Contemplated Transactions or against or affecting all or any portion of the Licensed TNK Material.
(c)    There is not now, nor in the last three years has there been, any Action against TNK by, nor has TNK received any notice or charge from, any Governmental Entity alleging any material violation of applicable Law, and to the Knowledge of TNK, no such notice, charge or Action is threatened.
Section 4.6    Investment Related Representations and Warranties.
(a)    The Celularity Shares will be acquired for investment for TNK’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and TNK has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, TNK further represents that TNK does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person with respect to any of the Celularity Shares.
(b)    TNK is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as presently in effect. TNK acknowledges that it has the capacity to protect its own interests in connection therewith, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Celularity Shares. TNK also represents it has not been organized for the purpose of acquiring the Celularity Shares.
(c)    TNK acknowledges and understands that (i) the Celularity Shares issued pursuant to this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the

Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom, (ii) until the Celularity Shares have become transferable pursuant to an exemption from such registration otherwise required thereunder, the Celularity Shares shall be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Celularity in a transaction not involving a public offering, (iii) under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances, and (iv) the certificates evidencing the Celularity Shares will bear the following legend reflecting restrictions on the transfer of such securities, in addition to any legend required by applicable U.S. state securities laws:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OF DISTRIBUTION THEREOF. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”
(d)    TNK represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. TNK understands and acknowledges that the acquisition of the Celularity Shares involves an extremely high degree of risk and may result in a complete loss of its investment in the Celularity Shares. TNK understands that the Celularity Shares have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus TNK will not be able to resell or otherwise transfer its Celularity Shares unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SORRENTO
As a material inducement to Celularity entering into this Agreement and consummating the Contemplated Transactions, except as set forth on any disclosure schedule hereto, Sorrento hereby represents and warrants to Celularity, as of the Agreement Date and the Closing Date, as follows:
Section 5.1    Organization, Qualification and Organizational Power. Sorrento is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. Sorrento is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted by it makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a TNK Material Adverse Effect. Correct and complete copies of the certificate of incorporation and bylaws, including all amendments thereto, of Sorrento, are available publicly through the Securities and Exchange Commission’s EDGAR system.
Section 5.2    Authorization; Binding Effect. The execution and delivery by Sorrento of this Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the Contemplated Transactions have been duly authorized by all requisite action on the part of Sorrento. This Agreement has been, and upon their execution the Transaction Documents shall have been, duly executed and delivered by Sorrento, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes, and upon their execution the Transaction Documents shall constitute, legal, valid and binding obligations of Sorrento which are enforceable against Sorrento in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
Section 5.3    Approvals and Consents.
(a)    Except as may be required by the HSR Act and any other applicable Antitrust Laws, the execution, delivery and performance of this Agreement and each Transaction Document by Sorrento does not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, notification to or permit from, any Governmental Entity.
(b)    Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.3(a), and except as set forth on Schedule 5.3(b) or as may result from any facts or circumstances relating solely to Celularity, the execution, delivery and performance of this Agreement and the Transaction Documents by Sorrento does not and will not (i) violate, conflict with or result in the breach of the organizational documents of Sorrento or (ii) conflict with or violate any Law or Governmental Order applicable to Sorrento, except, in the case of clause (ii), as would not have a TNK Material Adverse Effect.
Section 5.4    Brokerage. Sorrento does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which Celularity or any of its Affiliates could become liable or obligated.
Section 5.5    Litigation. Except as set forth on Schedule 5.5:
(a)    Sorrento is not now subject to or bound by any Governmental Order challenging the Contemplated Transactions.
(b)    There is not now any Action pending or, to the Knowledge of Sorrento, threatened in writing against Sorrento challenging the Contemplated Transactions.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF CELULARITY

As a material inducement to TNK and Sorrento entering into this Agreement and consummating the Contemplated Transactions, except as set forth on any disclosure schedule hereto, Celularity hereby represents and warrants to TNK and Sorrento, as of the Agreement Date and the Closing Date, as follows:
Section 6.1    Organization, Qualification and Organizational Power. Celularity is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. Celularity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it and the operation of its business as currently conducted by it makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Celularity Material Adverse Effect. Celularity has made available to TNK or its counsel correct and complete copies of the certificate of incorporation and bylaws, including all amendments thereto, of Celularity.
Section 6.2    Authorization; Binding Effect. The execution and delivery by Celularity of this Agreement and the Transaction Documents to which it is a party, the performance by Celularity of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions have been duly authorized by all requisite action on the part of Celularity. This Agreement has been, and upon its execution the Transaction Documents shall have been, duly executed and delivered by Celularity, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes, and upon their execution the Transaction Documents shall constitute, legal, valid and binding obligations of Celularity which are enforceable against Celularity in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
Section 6.3    Approvals and Consents.
(a)    Except as may be required by the HSR Act and any other applicable Antitrust Laws, the execution, delivery and performance of this Agreement and each Transaction Document by Celularity does not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, notification to or permit from, any Governmental Entity.
(b)    Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 6.3(a) or as may result from any facts or circumstances relating solely to TNK and/or Sorrento, the execution, delivery and performance of this Agreement and the Transaction Documents by Celularity does not and will not (i) violate, conflict with or result in the breach of the organizational documents of Celularity or (ii) conflict with or violate any Law or Governmental Order applicable to Celularity, except, in the case of clause (ii), as would not have a Celularity Material Adverse Effect.
Section 6.4    Brokerage. Celularity does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions for which Sorrento, TNK or any of their respective Affiliates could become liable or obligated.

Section 6.5    Capitalization.
(a)    Schedule 6.5(a) sets forth a complete and accurate list of all authorized, issued and outstanding capital stock of Celularity, the holders thereof, the number and class of shares of capital stock of Celularity held by each such holder, and the percentage interest in Celularity held by each such holder, as of the Agreement Date. All capital stock of Celularity has been duly authorized and is validly issued, fully paid and non-assessable and such capital stock has not been issued or transferred in violation of any Laws. Schedule 6.5(a) sets forth a complete and accurate list of all outstanding preemptive rights, options, warrants, conversion privileges and rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from Celularity, and any securities convertible into or exchangeable or exercisable for shares of capital stock of Celularity.
(b)    Upon consummation of the Contemplated Transactions and the issuance to TNK of the Celularity Shares, TNK shall own all of the Celularity Shares, free and clear of all Liens, except for restrictions on transfer under applicable securities laws or Contracts to which TNK is a party.
Section 6.6    No Violation; Litigation or Regulatory Action.
(a)    Celularity is not now, and since its incorporation, has not been, subject to or bound by any Governmental Order challenging the Contemplated Transactions or against or affecting all or any portion of Celularity’s business or assets.
(b)    There are not now, nor since the incorporation of Celularity has there been, any Actions pending or, to the Knowledge of Celularity, threatened in writing against or involving Celularity, challenging the Contemplated Transactions or against or affecting all or any portion of Celularity’s business or assets.
(c)    There is not now, nor since the incorporation of Celularity has there been, any Action against or involving Celularity by, nor has Celularity received any notice or charge from, any Governmental Entity alleging any material violation of applicable Law, and to the Knowledge of Celularity, no such notice or charge or Action is threatened.
Section 6.7    Directors. Each of Henry Ji, Ph.D., Jaisim Shah and David Deming has been appointed to, and is currently a member of, Celularity’s board of directors.

ARTICLE VII
COVENANTS
Section 7.1    Conduct of Business.
(a)    Except as may be otherwise contemplated by this Agreement or any Transaction Document, or as required by Law, from the Agreement Date and until the Closing, without the prior written consent of Celularity (such consent not to be unreasonably withheld conditioned or delayed), TNK shall (a) conduct its business with respect to the Licensed TNK Materials in the ordinary course of business and consistent with past practice, and (b) use commercially reasonable best efforts to maintain and preserve intact its current business organization and operations and to preserve the rights, goodwill and relationships of its employees, suppliers, regulators and other relationships with the business of TNK with respect to the Licensed TNK Materials. In connection with the foregoing, except as may be otherwise contemplated by this Agreement or the Transaction Documents, or as required by Law, from the Agreement Date and prior to the Closing, TNK shall: (i) pay the debts, taxes and other obligations with respect to the Licensed TNK Materials when due; (ii) maintain the assets included in the Licensed TNK Materials in the same condition as they were on the Agreement Date, subject to reasonable wear and tear; (iii) defend and protect the Licensed TNK Materials from infringement or usurpation; and (iv) comply in all material respects with all Laws applicable to the conduct of the business of TNK related to the Licensed TNK Materials. In addition, except as may be otherwise contemplated by this Agreement or the Transaction Documents, or as required by Law, from the Agreement Date and until the Closing, TNK shall not (1) sell, transfer, or otherwise dispose of all or any portion of the Licensed TNK Materials; (2) license all or any portion of the Licensed TNK Materials in any manner which would nullify or otherwise limit the scope of the license to be issued to Celularity pursuant to the License and Transfer Agreement; (3) suffer to exist, cause or permit any Lien upon any portion of the Licensed TNK Materials (other than Permitted Liens); or (4) agree or commit to take any of the actions described in clauses (1) through (3) of this Section 7.1(a).
(b)    Except as may be otherwise contemplated by this Agreement or any Transaction Document, or as required by Law, from the Agreement Date and until the Closing, without the prior written consent of TNK (such consent not to be unreasonably withheld conditioned or delayed), Celularity shall (a) conduct its business in the ordinary course of business and consistent with past practice, and (b) use commercially reasonable best efforts to maintain and preserve intact its current business organization and operations and to preserve the rights, goodwill and relationships of its employees, suppliers, regulators and other relationships with the business of Celularity. In connection with the foregoing, except as may be otherwise contemplated by this Agreement or the Transaction Documents, or as required by Law, from the Agreement Date and prior to the Closing, Celularity shall: (i) pay its debts, taxes and other obligations when due; (ii) maintain its assets in the same condition as they were on the Agreement Date, subject to reasonable wear and tear; (iii) defend and protect its intellectual property from infringement or usurpation; and (iv) comply in all material respects with all Laws applicable to the conduct of the business of Celularity. In addition, except as may be otherwise contemplated by this Agreement, the Transaction Documents or the Merger Agreement, or as required by Law, from the Agreement Date and until the Closing, Celularity shall not (1) sell, transfer, or otherwise dispose of all or any portion of its assets, except in the ordinary course of business; (2) license all or any portion of its assets; (3) suffer to exist, cause or permit any Lien upon any portion of its assets (other than Permitted Liens); or (4) agree or commit to take any of the actions described in clauses (1) through (3) of this Section 7.1(b).
Section 7.2    Access and Certain Information. From the Agreement Date through the Closing, TNK shall provide Celularity, and Celularity shall provide TNK, with reasonable access to such information as Celularity or TNK, as applicable, may from time to time reasonably request with respect to the Contemplated Transactions.

Section 7.3    Public Announcements. From and after the Agreement Date, the Parties shall not, and shall cause their respective Affiliates and Representatives to not, make any press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior written consent of the other Parties, except as may be required by Law or the rules of the stock exchange upon which a Party’s securities are listed, quoted or traded; provided, that the Party proposing to issue a public announcement or communication to satisfy a legal requirement or rule of the stock exchange upon which a Party’s securities are listed, quoted or traded shall provide the other Parties with the text of such announcement or communication reasonably prior to its issuance and consider in good faith comments provided by the other Parties.
Section 7.4    Transaction Expenses. Except as otherwise expressly set forth herein, whether or not the Closing is consummated, all TNK Transaction Expenses shall be paid by TNK and all Celularity Transaction Expenses shall be paid by Celularity.
Section 7.5    Further Assurances. The Parties agree (without being obligated to make any payment to any third party (other than payments to Governmental Entities in respect of any governmental permits necessitated by the Contemplated Transactions)) to use their commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Contemplated Transactions. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement.
Section 7.6    Cooperation and Exchange of Information. Each Party shall, and shall cause its Affiliates to, provide to the other Parties such cooperation, documentation and information relating to this Agreement as either of them reasonably may request in connection with the filing of any Tax Return, the determination of liabilities for Taxes, or the conducting any Tax audits or similar proceedings. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.
Section 7.7     “Market Stand-Off” Agreement.
(a)    TNK hereby agrees that it will not, directly or indirectly, without the prior written consent of Celularity and the managing underwriter for the Initial Public Offering (as defined below), during the period commencing on the date of the final prospectus relating to Celularity’s first underwritten public offering of its equity securities pursuant to an effective registration statement filed under the Securities Act (the “Initial Public Offering”) and ending on the date specified by Celularity and the managing underwriter for the Initial Public Offering (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Celularity Common Stock or any securities convertible into or exercisable or exchangeable for shares of Celularity Common Stock, held by TNK immediately prior to the effectiveness of the registration statement for such offering, excluding transfers by TNK to Sorrento, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Celularity Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Celularity Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 7.7 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to TNK if all officers and directors and greater than five percent (5%) stockholders of Celularity are similarly bound and shall only apply to the Initial Public Offering. The underwriters in connection with the Initial Public Offering are intended third party beneficiaries of this Section 7.7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto; further, TNK hereby agrees to enter into written agreement with such underwriters containing terms substantially equivalent to the terms of this Section 7.7, and TNK hereby agrees that such underwriters shall be entitled to require TNK to enter into such written agreement. If any record or beneficial owner of 10% or more of Celularity Common Stock is granted an early release from the restrictions described herein during the Initial Public Offering market stand-off or lock-up period with respect to any Celularity Common Stock, then TNK shall also be granted an early release from its obligations hereunder on a pro rata basis with all other record or beneficial holders of similarly restricted securities of the Company based on the maximum percentage of shares held by any such record or beneficial holder being released from such holder’s market standoff obligation or lock-up agreement.
(b)    In order to enforce the limitations of this Section 7.7, subject to last sentence of Section 7.7(a), Celularity may impose stop-transfer instructions with respect to the Celularity Shares until the end of the applicable market stand-off period.
Section 7.8    Further Limitations on Disposition. Without in any way limiting the representations of TNK set forth in this Agreement, TNK hereby agrees, prior to the earlier to occur of (a) an Initial Public Offering or (b) the that later of (i) the one-year anniversary of the Closing Date or (ii) the final resolution of any indemnity claim brought by Celularity in accordance with Article X of this Agreement, not to make any dispositions of all or any portion of the Celularity Shares, other than to an Affiliate of TNK, unless and until the transferee has agreed for the benefit of Celularity in writing (in form and substance reasonably acceptable to Celularity) to be bound by the terms and conditions of this Agreement (including the indemnification obligations set forth in Article X), and
(a)    There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
(b)    (i) TNK shall have notified Celularity of the proposed disposition and shall have furnished Celularity with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by Celularity, TNK shall have furnished Celularity with an opinion of counsel reasonably satisfactory to Celularity that such disposition will not require registration of such shares under the Securities Act. It is agreed that Celularity will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

Section 7.9    Financing. Celularity shall use its commercially reasonable best efforts to cause the Financing to be completed immediately prior to the Closing in order to cause the condition set forth in Section 8.1(e) to be satisfied. Celularity shall provide TNK with the opportunity to review and comment on all documents or agreements (the “Financing Documents”) to be executed by investors in connection with the Financing (the “Investors”). Subject to Celularity’s compliance with the prior sentence and provided that the Financing Documents do not impose any obligations on TNK that are not imposed on all other Investors, or adversely affect TNK in a manner that is disproportionate to the treatment of any other Investor, TNK shall execute and deliver to Celularity counterpart signature pages to such Financing Documents (other than the Series A Preferred Stock Purchase Agreement) on or before the closing of the Financing agreeing to be bound by the terms and conditions thereof.
Section 7.10    Joint Program Agreement; Manufacturing Agreement. The Parties agree to use commercially reasonable efforts to enter into on the Closing Date or promptly thereafter as practicable, (a) a Joint Program Agreement regarding the development, co-marketing, and co-promotion of CD38 CAR-T for multiple myeloma, which revenue will be shared 50% by Celularity and 50% by Sorrento and TNK; (b) a Manufacturing Agreement pursuant to which Celularity will agree to manufacture cell therapy products with respect to certain of the assets subject to the Contribution, and (c) a Services Agreement pursuant to which TNK will agree to provide certain services to Celularity, in each case on terms and conditions acceptable to the applicable parties.
ARTICLE VIII
CONDITIONS TO THE CLOSING
Section 8.1    Conditions to Obligations of each of the Parties to Closing. The respective obligations of each of the Parties to consummate the Contemplated Transactions are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in writing by mutual agreement by the Parties (unless such waiver would be a violation of applicable Law):
(a)    No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any non-appealable, final and effective Law, injunction or other order which has the effect of making the Contemplated Transactions illegal or otherwise prohibited.
(b)    Antitrust Requirements. All requirements under Antitrust Laws reasonably determined to apply prior to the Closing in connection with the Contemplated Transactions shall have been satisfied. Without limitation of the foregoing, the filings of Celularity and TNK pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(c)    Governmental Entity Consents. The Parties shall have received all required consents, authorizations, orders and approvals from Governmental Entities, and no such consent, authorization, order or approval shall have been revoked.

(d)    Merger Closing. The closing of the merger contemplated by the Merger Agreement shall have been consummated, all conditions to closing set forth in the Merger Agreement (other than those to be performed on the closing date of the transactions contemplated thereby) shall have been performed or complied with (or waived by the applicable party) and Celularity shall have delivered to TNK and Sorrento reasonable evidence of the foregoing.
(e)    Financing. The Financing shall have been consummated and Celularity shall have delivered to TNK and Sorrento (i) reasonable evidence that the Financing has been consummated prior to the Closing, and (ii) copies of the Financing Documents and all other documents prepared or executed by the investors in connection therewith.
Section 8.2    Conditions to Celularity’s Obligation. Celularity’s obligation to consummate the Contemplated Transactions at the Closing is subject to the satisfaction (or waiver by Celularity in its sole discretion, it being understood that no such waiver shall waive any rights or remedies otherwise available to Celularity unless explicitly waived) at or prior to the Closing Date of the following conditions precedent:
(a)    Representations and Warranties. The representations and warranties of TNK and Sorrento contained in Article IV and Article V that are qualified by materiality shall be true and correct on and as of the Agreement Date and the Closing Date as if made on and as of such dates (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the Agreement Date and the Closing Date as if made on and as of such dates (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).
(b)    Compliance with Covenants. TNK, Sorrento, and their respective Affiliates shall have performed or complied in all material respects with all of the covenants and agreements required to be performed and complied with by them under this Agreement on or prior to the Closing.
(c)    Document Deliveries. Celularity shall have received from each of TNK and Sorrento the documents that each of TNK and Sorrento is required to deliver or cause to be delivered pursuant to Section 3.4.
(d)    No TNK Material Adverse Effect. From the Agreement Date, there shall not have occurred any TNK Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without notice or lapse of time (or both) would reasonably be expected to result in a TNK Material Adverse Effect.
Section 8.3    Conditions to TNK’s and Sorrento’s Obligations. TNK’s and Sorrento’s obligation to consummate the Contemplated Transactions at the Closing is subject to the satisfaction (or waiver by each of TNK and Sorrento in its sole discretion, it being understood that no such waiver shall waive any rights or remedies otherwise available to TNK or Sorrento, respectively, unless explicitly waived) at or prior to the Closing Date of the following conditions precedent:

(a)    Representations and Warranties. The representations and warranties of Celularity contained in Article VI that are qualified by materiality shall be true and correct on and as of the Agreement Date and the Closing Date as if made on and as of such dates (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such date) and each of the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the Agreement Date and the Closing Date as if made on and as of such dates (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such date).
(b)    Compliance with Covenants. Celularity and its Affiliates shall have performed or complied in all material respects with all of the covenants and agreements required to be performed and complied with by them under this Agreement on or prior to the Closing.
(c)    Document Deliveries and Consideration. TNK shall have received from Celularity the documents that Celularity is required to deliver or cause to be delivered pursuant to Section 3.3.
(d)    No Celularity Material Adverse Effect. From the Agreement Date, there shall not have occurred any Celularity Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without notice or lapse of time (or both) would reasonably be expected to result in a Celularity Material Adverse Effect.
(e)

(f)    […***…]. TNK shall have received from Celularity evidence, reasonably satisfactory to TNK, that the transactions contemplated by that certain Membership Interest Purchase Agreement, dated April 24, 2017, by and among […***…], Celularity and Robert Hariri and […***…], as maybe amended or restated from time to time, have closed (the “[…***…] Acquisition”)].
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of TNK and Celularity;
(b)    by Celularity if, by the date that is 120 days from the Agreement Date (the “Outside Date”), the conditions set forth in Sections 8.1 and 8.2 shall not have been satisfied, complied with or performed (unless such failure of satisfaction, compliance or performance is the direct result of any action or failure to act on the part of Celularity and such action or failure constitutes a material breach of this Agreement);

(c)    by TNK, if, by the Outside Date, the conditions set forth in Sections 8.1 and 8.3 shall not have been satisfied, complied with or performed (unless such failure of satisfaction, compliance or performance is the result, directly or indirectly, of any action or failure to act on the part of TNK and such action or failure constitutes a material breach of this Agreement);
(d)    by Celularity, if TNK and/or Sorrento has materially breached or failed to comply with its warranties, representations or obligations under this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not reasonably be expected to be satisfied, and such breach or failure to comply shall not have been cured within a period of thirty (30) calendar days after Celularity shall have given written notice to TNK of such breach or failure to comply;
(e)    by TNK, if Celularity has materially breached or failed to comply with its warranties, representations or obligations under this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not reasonably be expected to be satisfied, and such breach or failure to comply shall not have been cured within a period of thirty (30) calendar days after TNK shall have given written notice to Celularity of such breach or failure to comply; or
(f)    by either Celularity or TNK if any Governmental Entity having jurisdiction over a Party shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to any Party whose breach of any provisions of this Agreement has been the cause of, resulted in, or contributed to, such order, decree, ruling or other action.
(g)

Section 9.2    Effect of Termination. Termination of this Agreement pursuant to this Article IX shall terminate all obligations of the Parties, except for the obligations under this Section 9.2, Section 11.1, Section 11.5 or Section 11.6 hereof, provided, that nothing in this Section 9.2 shall relieve or limit the liability hereunder of any Party (the “Defaulting Party”) to another Party on account of fraud or in connection with a willful and material breach of this Agreement by the Defaulting Party. For purposes of this Agreement, a “willful and material breach” shall mean a material breach that is the consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such action would cause a breach.
ARTICLE X
INDEMNIFICATION
Section 10.1    Indemnification.
(a)    Subject to the limitations set forth in Section 10.4, from and after the Closing Date, TNK shall indemnify, defend and hold harmless Celularity and its Affiliates and all of their

* Confidential Treatment Requested

respective officers, managers, directors, shareholders, members, Affiliates, employees and agents (the “Celularity Indemnified Persons”) from and against any Losses actually suffered or incurred by such Celularity Indemnified Persons arising out of or resulting from (i) any breach by TNK or Sorrento of any representation or warranty of TNK or Sorrento contained in Article IV or Article V of this Agreement, in any certificate delivered by TNK or Sorrento pursuant to the terms and conditions hereof or the License and Transfer Agreement, (ii) any failure by TNK or Sorrento or any of their respective Affiliates or Representatives to perform or comply with any covenant of TNK or Sorrento or any of their respective Affiliates or Representatives in this Agreement, (iii) any claim arising out of or resulting from the Excluded Assets; and (iv) any unpaid TNK Transaction Expenses as of the Closing.
(b)    Subject to the limitations set forth in Section 10.4, from and after the Closing Date, Celularity shall indemnify, defend and hold harmless TNK, its Affiliates and all of their respective officers, managers, directors, shareholders, members, Affiliates, employees and agents (the “TNK Indemnified Persons”) from and against any Losses actually suffered or incurred by such TNK Indemnified Persons arising out of or resulting from (i) any breach by Celularity of any representation or warranty of Celularity contained in Article VI of this Agreement, in any certificate delivered by Celularity pursuant to this Agreement or the License and Transfer Agreement, (ii) any failure by Celularity or any of its Affiliates or Representatives to perform or comply with any covenant of Celularity in this Agreement, and (iii) any unpaid Celularity Transaction Expenses as of the Closing.
Section 10.2    Direct Claims. If any Celularity Indemnified Person or TNK Indemnified Person (each an “Indemnified Person”) shall claim indemnification hereunder for any claim (other than a third party claim) for which indemnification is provided in Section 10.1 above, Celularity (on behalf of a Celularity Indemnified Person) or TNK (on behalf of a TNK Indemnified Person) shall promptly, give written notice (a “Notice of Claim”) to TNK or Celularity, as applicable (each, an “Indemnifying Person”), setting forth the basis for such claim or demand and the nature and estimated amount of the claim, all in reasonable detail; provided, that no delay in providing such Notice of Claim will affect an Indemnified Person’s rights hereunder except (and only then to the extent that) the Indemnifying Person is materially and adversely prejudiced thereby. If an Indemnifying Person disputes any claim set forth in the Notice of Claim, it shall deliver to such Indemnified Person that has given the Notice of Claim written notice indicating its dispute of such Notice of Claim (an “Objection Notice”) within thirty (30) days after the date the Notice of Claim is given. Following the receipt of an Objection Notice, the Indemnified Person and the Indemnifying Person shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims in the Notice of Claim. If the Indemnified Person and the Indemnifying Person should so agree, a memorandum setting forth such agreement shall be prepared and signed by TNK and Celularity and the Indemnifying Person shall promptly pay such Losses as are set forth in such memorandum. If the Indemnified Person and the Indemnifying Person are unable to resolve such dispute after good faith discussions within thirty (30) days (as may be extended in writing by TNK and Celularity) following delivery of an Objection Notice, such dispute shall be resolved by a court of competent jurisdiction in accordance with Section 11.5 hereof.

Section 10.3    Matters Involving Third Party Claims.
(a)    If an Indemnified Person shall claim indemnification hereunder arising from any claim or demand of a third party for which indemnification is provided in Section 10.1 above (a “Third Party Claim”), the Indemnified Person shall promptly give written notice (a “Third Party Notice”) to the Indemnifying Person, of the basis for such claim or demand, setting forth the nature of the claim or demand in reasonable detail. Such Third Party Notice shall contain or be accompanied by such other material information as the Indemnified Party shall have concerning the Third Party Claim.
(b)    The Indemnifying Person, upon notice to the Indemnified Person within fifteen (15) days after receiving a Third Party Notice, shall have the right to assume and control the defense of such Third Party Claim with counsel of its own choosing, at its sole discretion, for which the Indemnifying Person is obligated to indemnify pursuant to this Article X at its own cost and through counsel of its choosing, subject to the limitations contained in this Article X; provided, however, that the Indemnifying Person shall not have the right to assume and control such defense: (i) if such Third Party Claim involves criminal or fraudulent allegations, (ii) if outside counsel advises the Indemnified Person that there are conflicts of interest between the Indemnifying Person and the Indemnified Person with respect to the Third Party Claim that cannot be waived, and/or (iii) if such Third Party Claim seeks relief other than monetary damages. If the Indemnifying Person elects to assume the defense of a Third Party Claim, the Indemnified Person shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. If no notice of intent to defend is timely given by the Indemnifying Person, the Indemnified Person shall, at the expense of the Indemnifying Person, undertake (with counsel selected by the Indemnified Person and reasonably acceptable to the Indemnifying Person) the defense of such claim, liability or expense, and shall have the right to compromise or settle such claim, liability or expense with the consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed
(c)    If the Indemnifying Person elects to assume the defense of a Third Party Claim, the Indemnifying Person shall have the right to compromise and settle in good faith all indemnifiable matters related to the applicable Third Party Claim which are susceptible to being settled, except to the extent that (i) such settlement would involve relief other than monetary damages, (ii) such settlement does not include an unconditional release of the Indemnified Person from all liability in respect of such claim or (iii) such settlement would reasonably be expected to have a material adverse effect on the Indemnified Person. If the Indemnifying Person elects to assume the defense of a Third Party Claim, the Indemnifying Person shall from time to time apprise the Indemnified Person of the status of the claim, liability or expense and any resulting Action (including any enforcement Action) and shall furnish the Indemnified Person with such documents and information filed or delivered in connection with such claim, liability or expense as the Indemnified Person may reasonably request. If the Indemnifying Person elects to assume the defense of a Third Party Claim, the Indemnified Person will cooperate and make available to the Indemnifying Party (and its Representatives) its employees on reasonable notice and during business hours, and furnish such books and records in its possession or under its control as may be reasonably necessary or useful in connection with such defense; provided, that (A) the provision of or access to any records and information or employees will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested in connection with the sharing of work papers, and (B) nothing in this subsection will require any party to disclose information that is subject to the attorney-client privilege.
Section 10.4    Limitations on Indemnification.
(a)    The representations and warranties set forth in Articles IV, V, and VI will survive the Closing until the […***…] anniversary of the Closing, except that all Fundamental Representations will survive the Closing until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any indemnification claims asserted in accordance with this Article X prior to the expiration date of the applicable statute of limitations shall not thereafter be barred and such claims shall survive until finally resolved.
(b)    With respect to any claim for indemnification by a Celularity Indemnified Person, TNK shall have the option, in its sole discretion, to satisfy any Losses for which such Celularity Indemnified Person is entitled to indemnification hereunder by paying the aggregate dollar amount of the Losses, or any portion thereof, due and owing pursuant to the terms of this Article X in cash and/or surrendering to Celularity such number of Celularity Shares issued to TNK as is equal to: (A) the aggregate dollar amount of the Losses, or any portion thereof, due and owing pursuant to the terms of this Article X, divided by (B) the Value of one Celularity Share. For purposes of this Article X, “Value” shall mean the greater of (1) the Closing Celularity Share Price (only if the Financing has occurred), and (2) the value of one Celularity Share based on the fair market value of Celularity, calculated as of the date that such payment is to be made to a Celularity Indemnified Person for such Loss, with such determination of fair market value to be made in good faith by mutual written agreement of Celularity and TNK; provided, however, that if Celularity and TNK cannot mutually agree on the fair market value of Celularity, then Celularity and TNK shall mutually agree in writing upon an independent third party valuation firm, which shall be instructed to make a determination of the fair market value of Celularity as if all of Celularity’s equity were being sold in a single transaction, assuming a willing buyer and a willing seller, to the highest bidder pursuant to a competitive auction process where the objective is to obtain the highest price reasonably obtainable for Celularity as a whole (without liquidity or marketability or minority discounts). The determination by the independent third party valuation firm will be made within ten (10) Business Days after its retention and will be final and binding upon the parties; provided, however, that in no event shall the Value of one Celularity Share based on the fair market value of Celularity as determined by the independent valuation firm be lower than the Closing Celularity Share Price. The fees, costs and expenses of the independent third party valuation firm will be borne by TNK.
(c)    After the Closing, the indemnification provided in this Article X (including all limitations contained herein) shall be the sole and exclusive remedy for all matters relating to this Agreement, and for the breach of any representation, warranty, covenant or agreement contained herein or in any certificate delivered hereunder; provided, however, that (i) the foregoing shall not apply in the case of claims based solely upon the fraud, fraudulent misrepresentation or fraudulent misconduct of a Party hereto, and (ii) no Party shall be prohibited from seeking any equitable relief available to it pursuant to this Agreement with respect to any failure by another Party to perform any covenant of it contained in this Agreement.
(d)    Notwithstanding anything contained herein to the contrary, the limitations on indemnification in this Section 10.4 shall not apply in the case of fraud, fraudulent misrepresentation or fraudulent misconduct by any Party.
(e)    Notwithstanding anything to the contrary set forth in this Section 10.4, except in the case of fraud, fraudulent misrepresentation or fraudulent misconduct by TNK, Sorrento or any of their respective Affiliates or their Representatives or breach of any TNK Fundamental Representation, the TNK Indemnifying Persons shall have no liability with respect to any claim for indemnification pursuant to Section 10.1(a)(i) unless and until the aggregate amount of all Losses for which TNK would, but for this clause, be liable pursuant to Section 10.1(a)(i), exceed on a cumulative basis $[…***…] (the “Threshold”), in which case TNK Indemnifying Persons shall be liable for the amount of all Losses, regardless of the Threshold.
(f)    Except in the case of fraud, fraudulent misrepresentation or fraudulent misconduct by TNK, Sorrento or any of their respective Affiliates or Representatives or breach of any TNK Fundamental Representation, under no circumstance shall the aggregate amount of all Losses for which TNK Indemnified Persons are liable for indemnification pursuant to Section 10.1(a)(i) exceed $5,000,000. Except in the case of fraud, fraudulent misrepresentation or fraudulent misconduct by TNK, Sorrento or any of their respective Affiliates or Representatives, under no circumstance shall the aggregate amount of all Losses for which TNK Indemnified Persons are liable for indemnification pursuant to Section 10.1(a)(i) with respect to breaches of TNK Fundamental Representations exceed $10,000,000.
(g)    Except in the case of fraud, fraudulent misrepresentation or fraudulent misconduct by Celularity, its Affiliates or Representatives or breach of any Celularity Fundamental Representation, under no circumstance shall the aggregate amount of all Losses for which Celularity Indemnified Persons are liable for indemnification pursuant to Section 10.1(b)(i) exceed $5,000,000. Except in the case of fraud, fraudulent misrepresentation or fraudulent misconduct by Celularity or any of its Affiliates or Representatives, under no circumstance shall the aggregate amount of all Losses for which Celularity Indemnified Persons are liable for indemnification pursuant to Section 10.1(b)(i) with respect to breaches of Celularity Fundamental Representations exceed $10,000,000.
(h)
ARTICLE XI
MISCELLANEOUS
Section 11.1    Confidentiality. Except for disclosures expressly permitted pursuant to Section 7.3, each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to Section 7.2 (as well as any other information obtained in connection with the entering into of this Agreement) for any purpose unrelated to the Contemplated

Transactions. Subject to the requirements of applicable Law, each Party will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to Section 7.2 (as well as any other information obtained in connection with the entering into of this Agreement) unless such information (a) was already known to such Party on a non-confidential basis and other than as a result of a breach of a confidentiality obligation by any Person, as evidenced by such Party’s written records, (b) becomes available to such Party from other sources not known by such party to be bound by a confidentiality obligation and who learn such information other than as a result of a breach of a confidentiality obligation by any Person, (c) is disclosed with the prior written approval of the Party to which such information pertains or (d) is or becomes readily ascertainable from published information or trade sources other than as a result of the wrongful act of any Person. In the event that this Agreement is terminated or the Contemplated Transactions shall otherwise fail to be consummated, each Party shall promptly cause all copies of documents or extracts thereof containing information and data as to another Party to be destroyed (in which case such Party shall furnish a certificate of destruction to the other Parties) or returned to the Party which furnished the same, except as required by applicable Law, regulation or document retention policies. No investigation pursuant to this Section 11.1 or information provided or received by any Party pursuant to this Agreement will affect any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties.
Section 11.2    Consent to Amendments; Waiver. This Agreement may be amended or modified, in each case upon the approval, in writing, executed by Celularity and TNK. Each of Celularity and TNK, as applicable, may: (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto or (c) waive compliance with any of the agreements of the other or conditions to such other’s obligations contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party to be bound thereby.
Section 11.3    Entire Agreement. This Agreement, including the Schedules attached hereto, and the other agreements referred to herein constitute the entire agreement among the Parties with respect to the matters covered hereby and supersede all previous written, oral or implied understandings among them with respect to such matters.
Section 11.4    Successors and Assigns. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.
Section 11.5    Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE

OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE CONTEMPLATED TRANSACTIONS AND AGREES THAT PROCESS SHALL BE SERVED UPON SUCH PARTY IN THE MANNER SET FORTH IN SECTION 11.6, AND THAT SERVICE IN SUCH MANNER SHALL CONSTITUTE VALID AND SUFFICIENT SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE CONTEMPLATED TRANSACTIONS.
Section 11.6    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by facsimile or electronic transmission, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):
If to TNK or Sorrento, to:
TNK Therapeutics, Inc.
4955 Directors Place
San Diego, CA 92121
Facsimile:    (858) 210-3759
Attention:    Henry Ji, Ph.D.
    Chief Executive Officer
Sorrento Therapeutics, Inc.
4955 Directors Place
San Diego, CA 92121
Facsimile:    (858) 210-3759
Attention:    Henry Ji, Ph.D.
    Chief Executive Officer
with copies, which shall not constitute notice to TNK or Sorrento, to:
TNK Therapeutics, Inc.
4955 Directors Place

Facsimile: (858)210-3759
Attention: Legal Department
and
Paul Hastings LLP
4747 Executive Drive
San Diego, CA 92121
Facsimile: (858) 458-3122
Attention: Jeffrey T. Hartlin, Esq.
If to Celularity, to:
Celularity, Inc.
7 Powderhorn Drive
Warren, New Jersey 07059
Attention: Dr. Robert Hariri, Chief Executive Officer
Telephone No.: (732) 564-3503
Email Address: robert.hariri@celularity.com
with a copy, which shall not constitute notice to Celularity, to:
Jones Day
12265 El Camino Real, Suite 200
San Diego, California 92130
Facsimile: (858) 314-1150
Attention: John E. Wehrli, Esq.; Kenneth D. Polin, Esq.
Section 11.7    Schedules. The Schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. The disclosure of any item or matter in any Schedule hereto shall not be taken as an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
Section 11.8    Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one agreement. For purposes of this Agreement, signatures delivered by facsimile or by email in the portable document format (PDF) or any other electronic format shall be accepted and binding as original signatures.
Section 11.9    Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
Section 11.10    Time is of the Essence. Each of the Parties hereby expressly acknowledges and agrees that time is of the essence for each and every provision of this Agreement.
Section 11.11    No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no Person which is not a party shall have any right or obligation pursuant to this Agreement.
Section 11.12    No Strict Construction. Each of the Parties acknowledges that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
TNK THERAPEUTICS, INC.

By:	/s/ Henry Ji, Ph.D. Name: Henry Ji, Ph.D. Title: Chief Executive Officer
SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji, Ph.D. Name: Henry Ji, Ph.D. Title: President & CEO
CELULARITY, INC.

By:	/s/ Robert Hariri, Ph.D. Name: Robert Hariri, Ph.D. Title: Chief Executive Officer

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]